Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated December 18, 2015 and October 23, 2015, respectively, relating to the financial statements and financial highlights of John Hancock Small Cap Equity Fund, a series of John Hancock Investment Trust II, and New Opportunities Fund, a series of John Hancock Funds II, appearing in the October 31, 2015 and August 31, 2015 Annual Reports to Shareholders, respectively. We also consent to the references to us under the headings “Experts” and “Exhibit A- Agreement and Plan of Reorganization” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information, which constitute parts of the Registration Statement.

We hereby also consent to the incorporation by reference in the Statement of Additional Information, which constitutes part of this Registration Statement, our reports dated December 18, 2015 and October 23, 2015, respectively, relating to the financial statements and financial highlights appearing in the October 31, 2015 Annual Report to Shareholders of John Hancock Small Cap Equity Fund, a series of John Hancock Investment Trust II, and in the August 31, 2015 Annual Report to Shareholders of New Opportunities Fund, a series of John Hancock Funds II. We also consent to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the March 1, 2015 Prospectus and Statement of Additional Information of John Hancock Small Cap Equity Fund and in the January 1, 2016 Prospectus and Statement of Additional Information of New Opportunities Fund.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 6, 2016